Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated June 30, 2025, except for Note 25, as to which the date is July 14, 2025, relating to the consolidated financial statements which appeared in Verses AI, Inc.’s Annual Report on Form 10-K as of and for the years ended March 31, 2025 and 2024.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

July 14, 2025